                 ROCKY FORD FINANCIAL, INC.
            MANAGEMENT RECOGNITION PLAN COMMITTEE

                       NOTICE OF AWARD

     WHEREAS, the Board of Directors of Rocky Ford Financial,
Inc. (the "Company") has previously adopted the Rocky Ford
Financial, Inc. Management Recognition Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Bailey, Jones, and Whittaker as members of the Management Recognition Plan Committee (the
"Committee") pursuant to the terms of the Plan, and by resolution dated _______________, 19__ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                    Number of Shares Subject to
     Recipient                           Plan Share Award

___________________                             ______


    AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                             ROCKY FORD FINANCIAL, INC.
                             MANAGEMENT RECOGNITION PLAN
                             COMMITTEE

                             By: _________________________
                                 Its Chairman